UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.                )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
CPEX Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 12, 2010
Dear Fellow Shareholder:
As we look ahead to our Annual Meeting of Stockholders on May 26, 2010, we would like to take the opportunity to share the credentials of the highly qualified independent Board candidate we are nominating for election, address the inaccurate public comments and questionable trading activity of Richard Rofé, and provide you an update on the progress of the Company.
YOUR BOARD UNANIMOUSLY RECOMMENDS SHAREHOLDERS VOTE
THE WHITE PROXY CARD FOR CPEX’S HIGHLY-QUALIFIED NOMINEE,
ROBERT FORRESTER
In anticipation of the retirement of current director Miguel Fernandez at the end of his term at the annual meeting, we undertook a search for a director candidate who can bring to the Board another strong, independent voice and relevant experience inside and outside the industry. Our search was successful, and we are very pleased to nominate Robert Forrester. We believe he will be an exceptional addition to the CPEX Board because:
•	He has served as a senior executive and director at several significant public and private companies — both inside and outside the biotechnology sector. He is currently Chief Operating Officer of Forma Therapeutics and is a director on the Board of Myriad Pharmaceuticals (NASDAQ: MYRX).

•	During the last six years, he served in a variety of roles including CFO and interim CEO and President of CombinatoRX, a publicly listed biotechnology company. After CombinatoRx’s primary drug candidate did not meet its endpoint in clinical trials, he helped guide the Company through its subsequent cost restructuring and exploration of strategic alternatives, resulting in its successful merger with Neuromed in December 2009.

•	He brings significant experience with transformative value-enhancing events. In addition to leading CombinatoRX’s merger with Neuromed, he was also Senior Vice President, Finance and Corporate Development at Coley Pharmaceutical when the publicly traded biopharmaceutical company was acquired by Pfizer in 2003.

•	Prior to entering the life sciences industry, he served in a variety of senior finance positions, including as an investment banker at BZW and UBS advising multi-national companies on corporate finance and M&A transactions.

RICHARD ROFÉ IS MAKING INACCURATE STATEMENTS TO THE
MARKET WHILE SELLING OFF HIS CPEX STAKE
Rofé is the Managing Director of a small Long Island, NY-based hedge fund, Arcadia Capital Advisors. He has been a CPEX shareholder for 12 months. In early 2010, Rofé and his father-in-law, James Frank, filed with the SEC an intention to make an unsolicited tender offer to acquire all CPEX shares not already owned by them for $14.00 per share and to nominate Arcadia’s hand-picked directors who would replace your current highly qualified Board. Since then, Rofé has not followed through with any of his stated intentions.
Instead, over the past two months Rofé and his father-in-law have sold about 60% of their total stake in CPEX (approximately 180,000 shares), resulting in a personal profit of over $1,000,000, based on an average cost basis of $10.05 and $10.80 per share respectively. These significant stock sales were executed after Rofé made market-moving public comments about CPEX and his stated intention to commence a tender offer for the Company. These actions puzzle us in light of his stated intentions. Rofé’s stock sales are clearly inconsistent with an individual’s intention to consummate an acquisition — one does not customarily sell what one intends to buy. While CPEX’s other large shareholders continue to hold their stakes in the Company, Rofé sold shares and maximized the short-term return on his investment.
Below are some other questionable actions Rofé has taken since he made his public filing that he intended to make a tender offer and nominate a slate of Board candidates:
•	Rofé has refused to demonstrate to us that he has the financing to complete an acquisition of CPEX despite our repeated requests that he detail his financing sources. Based on the public record, we have no reason to believe that he has the financing to complete such an offer.

•	Only weeks after their joint filing, Rofé reported that his father-in-law, a successful and well regarded businessman, pulled out of the group with Rofé and is no longer party to Rofé’s position in CPEX. In the same filing, he reported that the “independent” directors he intended to nominate would no longer stand for election and that he intends to only nominate himself. Rofé has not explained to his fellow shareholders or the market why his father-in-law is no longer a party to his group or why he withdrew his other proposals and nominees.

•	Rofé has made unfounded allegations against the CPEX Board and management. His allegations are untrue and do not merit addressing. The bottom line is that the CPEX Board and officers collectively own approximately 20% of the Company’s outstanding shares. In fact, one of our directors is the Company’s largest shareholder and owns nearly three times as many shares as Rofé. The Board’s interests are directly aligned with those of all shareholders.
Importantly, Rofé lacks relevant experience to serve as a Director of CPEX. Based on the public record, it appears that he has no prior experience working at any level at a life sciences company. Rofé’s public statements and related stock trading activities combined with his lack of relevant experience, in addition to the exceptional qualifications of Mr. Forrester, are the basis for the Board’s recommendation that shareholders not give any credence to Rofé’s self-nomination and instead VOTE FOR ROBERT FORRESTER.
YOUR BOARD IS FOCUSED ON ENHANCING VALUE FOR
ALL SHAREHOLDERS
The CPEX Board of Directors is keenly focused on enhancing shareholder value. Based on a full review of the results of our recently completed Phase 2a trial of Nasulin, we have decided not to proceed with any further Nasulin development activities and will seek to sell or out-license the program.
Going forward, we are focused on the following strategic priorities:
•	Capitalize on our recently announced partnership with Allergan regarding the development of Ser-120 for the treatment of nocturia;

•	Continue to derive revenue from sales of Testim;

•	Identify additional opportunities to out-license the CPE-215 technology to potential partners;

•	Build our development pipeline by developing and/or acquiring new compounds; and

•	Consider a variety of other strategic alternatives to enhance shareholder value.
We are confident that our strategic plan will drive value for all shareholders, and we are focused on executing that plan. At the same time, we take our fiduciary duties very seriously and will review offers to acquire CPEX should they arise in consultation with financial and legal advisors. Our highest priority is creating the most value for all shareholders.
Thank you for your continued support.
Sincerely,

/s/ John A. Sedor	/s/ Miguel Fernandez

John A. Sedor	Miguel Fernandez
Director, President and Chief Executive Officer	Director

/s/ James R. Murphy	/s/ Michael McGovern

James R. Murphy	Michael McGovern
Director and non-executive Chairman of the Board	Director

/s/ John W. Spiegel

John W. Spiegel
Director

Important Information
In connection with the solicitation of proxies, on April 9, 2010, CPEX filed with the U.S. Securities and Exchange Commission (the “SEC”) and sent to its stockholders a definitive proxy statement in connection with the Company’s 2010 Annual Meeting (the “Proxy Statement”). CPEX’S STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED BY CPEX WITH THE SEC BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION. In addition, CPEX files annual, quarterly and current reports with the SEC. These other reports, the Proxy Statement and other solicitation materials can be obtained free of charge at the SEC’s web site at www.sec.gov or from CPEX at www.cpexpharm.com/investor.htm. The Proxy Statement and copies of other solicitation materials can be obtained at no charge by writing to CPEX Pharmaceuticals, Inc., 2 Holland Way, Exeter, NH 03833, Attention: Corporate Secretary. In addition, copies of the Proxy Statement and other solicitation materials may be requested from our proxy solicitor, MacKenzie Partners, Inc., by toll-free telephone at 800-322-2885 or by e-mail at cpex@mackenziepartners.com.
CPEX, its directors and the director nominee as well as CPEX’s officers and employees may be deemed to be participants in the solicitation of proxies from the stockholders of CPEX in connection with the Company’s 2010 Annual Meeting of Stockholders. Information concerning the interests of participants in the solicitation of proxies is included in the Proxy Statement.
# # #

4